                                                                   EXHIBIT 10.47




                       AGREEMENT FOR A DEVELOPMENT PROJECT
                           TO EXPRESS BR96 ANTIBODY IN
                              TRANSGENIC GOAT MILK


                               to be performed by


                         GENZYME TRANSGENICS CORPORATION


                                  on behalf of


                          BRISTOL-MYERS SQUIBB COMPANY





                                  2 MARCH 1995


          CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE
               SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE
                                 SUCH OMISSIONS.

AGREEMENT

THIS AGREEMENT (the "Agreement") is made on the date of signature below by and between GENZYME TRANSGENICS CORPORATION ('GTC"), with offices at One Mountain Road, Framingham, Massachusetts 01701-9322, and BRISTOL-MYERS SQUIBB COMPANY ("BMS"), with offices at Route 206 and Province Line Road, Princeton, New Jersey 08543.


BACKGROUND

Bristol-Myers Squibb Company "BMS) is a company actively involved in the development and production of monoclonal antibodies using mammalian cell culture and other technologies.

BMS believes that some future therapeutic treatments of diseases including cancers using monoclonal antibodies will be satisfied by recombinantly sourced antibodies. Consequently, BMS is interested in evaluating technologies providing recombinantly sourced antibodies, including transgenic technology.

Genzyme Transgenics Corporation (GTC) has expertise in developing transgenic production processes, beginning with small mammal feasibility studies, and leading potentially to full scale manufacturing. GTC has successfully expressed a number of proteins in mice (including monoclonal antibodies) and some of these in rabbits or goats.

BMS has a monoclonal antibody, BR96, which it conjugates to doxorubicin and the resulting product, has indication as an anti-cancer tumor therapy, which is currently in Phase I clinical trials. The antibody is currently produced in myeloma cells, and was efficacious in animal trials.

BMS is interested in having GTC perform a development project to express the BR96 monoclonal antibody ("BR96") in transgenic goat milk (the "Project"), nd GTC is interested in performing such a Project, all in accordance with the terms and conditions set forth herein.


OBJECTIVE

To produce a number of transgenic founder goats expressing fully processed, functional BR96 in their milk, at levels which will be economically viable as production animals and provide the basis for a commercial-scale manufacturing process.

In this event, BMS will consider a pivotal switch to a transgenically produced BR96 for continuing clinical trials and large scale manufacturing.


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The success criteria to the project will be met and the project concluded upon demonstration that founder females, and female progeny of male founders, produce in the ordinary course mil, containing fully processed, functional BR96 in concentrations of not less than 0.1 g/l and delivery of reasonable quantities of examples of such milk to BMS, provided that GTC uses all reasonable efforts to achieve such criteria within the "Timeline" as hereinafter provided. GTC makes no guarantee that such success criteria can be attained.


FACT FILE ON BR96

- -        BR96 is a human or humanized antibody.

- -        BMS can supply either gDNA or cDNA sequences for both heavy and light chains.

- -        BR96 requires correct processing and assembly, and must be glycosylated to confer bioactivity.

- -        The ultimate volume requirements will be in the range of
         hundreds of kilograms of BR96 per annum.

- -        The final BR96 product will have to be at least 95% pure, with no single contaminant comprising more than 2% of the total impurity.


GOAT DEVELOPMENT PROJECT OUTLINE

GTC will provide personnel, facilities and resources as required to perform the Project.

GTC agrees to engineer constructs using two gDNA or cDNA sequences supplied to GTC by BMS, one sequence coding for the BR96 light chain, and the other for the heavy chain. These should be supplied by BMS prepared for one step ligation into GTC's expression vectors. The sequences will be checked and will be inserted into GTC's B-casein expression vectors.

In the event that the genes supplied by BMS are not suitable for one step ligation into GTC's expression vectors, GTC shall offer BMS the option of either: (a) modifying the genes to meet GTC's specified requirement or (b) having GTC modify the genes to meet GTC's specified requirement. In the event BMS selects option (b), BMS agrees to pay GTC upon submission of invoices 150% of GTC's full costs incurred in undertaking this additional work.

These constructs will be either co-injected, or ligated and injected in tandem, into suitable numbers of goat embryos which would normally be expected to yield sixty live births, 10% of which GTC would reasonably expect to be transgenic.


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Therefore, GTC would expect to generate six founders transgenic for BR96.

The Project may be extended to include expression of alternative gene sequences if deemed necessary.

GTC can give no guarantee of generating the desired number of founders, or any founders at all in the event that the gene or protein derived from it proves to have lethal or deleterious effects on the goats.


ADDITIONAL ACTIVITIES

As an additional study within this development project, GTC will use best endeavors to purify BR96 expressed in transgenic goat milk, to greater than 90% purity, providing that BR96 is successfully expressed in transgenic goat milk as a result of this program. GTC will use the best technology currently available to it as a result of its protein purification development work. For the avoidance of doubt, GTC will not specifically undertake a purification process development project for BR96 within the scope of this goat development program and Agreement.


TIMELINE




         ACTIVITY                              OBJECTIVE                          TIMING
         --------                              ---------                          ------
                                                                                  (weeks)
Collection of goat                      Achieve birth of viable                       30
embryos, microinjection of              offspring, identify
construct re-implantation               transgenic kids.
to recipients, goat
husbandry, estrus to birth
of kids

Husbandry to sexual                     Pregnancy and birth to                        26
maturity, and mating of                 stimulate production of
transgenic founders to                  milk in transgenic
non- transgenic mates                   females.  Derive female
                                        offspring from males.

Goat husbandry through                  Collection of transgenic                      30
estrus to birth of                      milk from female
offspring from transgenic               founders, identification
founders.  Collection of                of transgenic BR96 in
first lactation milk from               milk, and determination
female founders.                        of expression level.
                                        Identification of                             --
                                        transgenic female                             86
                                        offspring from male lines.                    --


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

         ACTIVITY                              OBJECTIVE                           TIME
         --------                              ---------                           ----
                                                                                  (weeks)
Husbandry to sexual                     Pregnancy and birth to                        26
maturity, and mating of                 stimulate production of
transgenic female                       milk to determine
offspring from male lines.              expression level from
                                        male lines.

Goat husbandry through                  Collection of transgenic                      30
estrus to birth of                      milk from male line
offspring.  Collection of               offspring, identification
first lactation milk from               of transgenic BR96 in                        ---
female offspring of male                milk, and determination                      142
lines.                                  of expression level.                         ---


TO BE SUPPLIED BY BRISTOL-MYERS SQUIBB

- -        gDNA and/or cDNA genes coding for the BR96 light and heavy chains as determined by BMS, suitable for one step ligation into GTC's B-casein vectors. Specifically, the genes should be prepared so that they can be cloned as SalI or XhoI inserts into GTC's B-casein vectors. Also, the genes should contain no internal SalI, XhoI or NotI sites.

- -        Available sequence data and relevant proprietary background information, for example, is the 5' region optional for high level expression, or is there a Kozak sequence around the initiating ATG, and no up stream ATG's.

- -        A small amount of BR96 for use as standards in any assays.

- -        Assay procedures and reagents useful to GTC for analysis of goat milk to determine expression level and activity of BR96, as available. ELISA and Western blotting are commonly used.

- -        Any information related to expression of BR96 in tissue culture, and any other relevant expression information.

CERTAIN RESTRICTIONS

GTC shall not use, nor shall it permit any third party to use, any gDNA, cDNA, BR96 or other material provided by BMS, or any material derived herefrom, or any male or female transgenic goat produced hereunder, for any purpose or otherwise for its own or any third party's benefit, except as contemplated hereby solely for BMS's benefit.

PAYMENT

In consideration of GTC conducting the Project, BMS will pay GTC as described below:

(a)      BMS will pay GTC a base fee of $   *   in three payments
         as follows:

         (i)      $   *   upon execution of this Agreement by both
                  parties.

CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE
SECURITIES AND EXCHANGE COMMISSION.  ASTERISKS DENOTE SUCH OMISSIONS.


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         (ii)     $   *    upon completion of the micro injection of a
                  suitable number of goat embryos which would normally be expected to yield 60 live births, and transfer of such embryos to recipient female goats.

         (iii)    $   *    upon birth and identification of the first
                  goat kid transgenic for both heavy and light chain of BR96 antibody born from the successful transfer of all embryos injected with BR96 constructs.

(b) in addition, and if applicable, BMS will pay GTC a success fee as set forth below within thirty (30) days after GTC demonstrates to BMS the successful coexpression of the injected BR96 constructs, as follows:

         (i)      $   *    for an expression level equal to or greater
                  than  * , but less than  *  g/l; or

         (ii)     $   *    for an expression level equal to or greater
                  than  * , but less than  *  g/l; or

         (iii)    $   *    for an expression level equal to or greater
                  than  *  g/l.

For avoidance of doubt, BMS's payment of such success fee is one time only, under clause A., B., or C., whichever first is demonstrated to be applicable; "g/l" refers to concentration of fully processed, functional BR96 contained in milk produced by one or more goats in the ordinary course, as BMS can independently verify by assaying milk samples provided by GTC.

COMMENCEMENT AND DURATION

At the date of issue of this agreement, GTC would be able to undertake this Project following signature of the agreement, and beginning in March 1995.

Liter volumes of milk from each founder would be available and supplied to BMS from approximately 20 months through to 32 months later.

A final report and recommendation of which germ line to pursue for herd development would be available after 32 months maximum.

GTC shall provide BMS with written interim reports, not less frequently than semi-annually, on the progress and status of the project hereunder. Upon reasonable inquiries from time to time, GTC shall also provide oral progress updates to BMS.

CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE SUCH OMISSIONS.

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CONFIDENTIALITY

(a) For a period of ten (10) years from the date below, any Confidential Information (as defined below) disclosed by the disclosing party, directly or indirectly, to the receiving party, or developed by GTC in the course of the project hereunder (with respect to which GTC will be deemed to be the receiving party) shall be deemed confidential, and shall not be disclosed by the receiving party to third parties, except as set forth below. Access to such Confidential Information will be limited to employees, agents, Affiliates (as defined below), consultants or contractors of the receiving party who reasonably require such Confidential Information for the purpose of this Agreement and who are bound to the receiving party by similar obligations in respect of confidentiality and use. The receiving party will use such Confidential Information only to carry out its obligations or to exercise its rights hereunder and will not use such Confidential Information for its own benefit or for the benefit of others or in any way inconsistent with this Agreement.

(b) Nothing contained herein will in any way restrict or impair each party's right to use, disclose or otherwise deal with any Confidential Information which:

         (i)      at the time of disclosure, is in the public domain;

         (ii) after disclosure, becomes part of the public domain by publication or otherwise, except by breach of this Agreement by the receiving party;

         (iii) was demonstrably in the receiving party's possession at the time of such disclosure, and which was not acquired, directly or indirectly, from the disclosing party;

         (iv) the receiving party receives from third parties, provided such Confidential Information was not obtained by such third parties, directly or indirectly, from the disclosing party on a confidential basis;

         (v) results from research and development of the receiving party demonstrably independent of such disclosure;

         (vi) is required to be disclosed by legal process; provided, however, in each case the party so disclosing Confidential Information timely informs the other party and uses its best efforts to limit the disclosure and maintain confidentiality to the extent possible and permits the other party to attempt by appropriate legal means to limit such disclosure; and


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         (vii)    the disclosing party identifies in writing as being for public disclosure.

(c) For purposes of this Agreement, the term "Confidential Information" shall mean all of the data,information, technology, samples, gDNA, cDNA, specimens, material and any other information affecting the business operations of the disclosing party received by the receiving party from the disclosing party and data, results and information developed by GTC in the course of the project hereunder.

(d) For purposes of this Agreement, the term "Affiliate" shall mean any corporation which controls, is controlled by or is under common control with a party hereto.

         A corporation shall be regarded as in control of another corporation if it owns or directly or indirectly controls at least fifty-one percent (51%) of the voting stock of the other corporation, or in the absence of the ownership of at least fifty-one percent (51%) of the voting stock, if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation.

(e) The receiving party hereunder will obtain no right or license of any other intellectual property rights by reason of this Agreement except as otherwise expressly set forth in this Agreement.

(f) Upon execution of this Agreement, any existing Confidentiality Agreement between the parties shall be superseded by this Confidentiality clause.


PUBLICATION

Any publication arising from this Project would be only to the extent agreed between the parties. Consent not to be unreasonably withheld.

GTC agrees that no publication or presentation shall contain Confidential Information with respect to which it has confidentiality obligations pursuant to the Confidentiality clause of this Agreement.


OWNERSHIP OF INTELLECTUAL PROPERTY

(a) BMS shall own the transgenic founder goats which express BR96 in their milk, together with the transgenic male goats, and which may at BMS option and expense; continue to be maintained by GTC or; may be delivered to BMS by GTC as well as the milk produced by such goats, and BMS may only use such goats and the milk produced from such goats in any continued production development program, and not for commercial proposes, unless BMS negotiates a license to GTC's proprietary technology


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         outwith this Agreement. BMS shall also continue to own all information and materials delivered by BMS to GTC, and may use such information and materials for any purpose whatsoever, and GTC shall have no rights to use such information and materials outside of this Project.

(b) GTC shall retain ownership of the GTC B-casein expression vectors and GTC's intellectual property relating to production of proteins in transgenic animals.


TERMINATION

Either party may terminate this collaboration in the event of a material breach by the other party of the terms of this agreement, provided the nondefaulting party gives written notice of the proposed termination to the defaulting party, specifying the grounds, and the defaulting party will have thirty (30) days to cure the breach, or this agreement will terminate on the thirtieth day. In this event, invoices will be issued for work undertaken up to the termination date, not already paid for. Such invoices will be settled under the normal terms. BMS may also at any time, upon thirty (30) days' written notice to GTC, terminate this Agreement. Upon receipt of such notice, GTC shall immediately cease incurring, to the extent practicable, any additional cost or expense in connection with the project hereunder.

Upon any termination (other than termination by GTC by reason of BMS's breach hereof), GTC shall refund to BMS any amount theretofore received from BMS to the extent in excess of a reasonably prorated fee for the amount of work performed by GTC through the time of termination. In the event of termination in all cases, GTC will return all material belonging to BMS.


FURTHER DEVELOPMENT PROJECTS AND OBLIGATIONS

GTC may have the ultimate objective of manufacturing BR96 for BMS in large animals in some form of supply agreement, the terms and conditions of which would be worked out. If the Project is deemed successful, and BMS decides to continue with the development of a transgenic animal manufacturing process for BR96, the parties agree to commence in good faith negotiations in an effort to reach agreement for GTC to manufacture BR96 and supply it to BMS at agreed specifications and price. GTC and BMS undertake to use good faith efforts to reach fair and reasonable terms for such an agreement, it being understood that neither party shall be obligated to enter into such an agreement.


INFRINGEMENT OF THIRD-PARTY PATENTS


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(a)      GTC warrants that it shall not knowingly infringe any existing third-party patents or other intellectual property rights of any third party relating to the transgenic expression vectors and the process used in connection with the Project.

(b) BMS warrants that it shall not knowingly infringe any existing third-party patents or other intellectual property rights of any third party relating to the BR96 genes supplied by BMS hereunder and used in connection with the Project.


INDEMNIFICATION

(a) Subject to compliance by the applicable Indemnitee as defined below with its obligations set forth in Sections (d) and (e) hereof, GTC shall defend, indemnify and hold BMS and its affiliates and the respective directors, officers, employees and agents of BMS and its affiliates,harmless from and against any and all damages, losses, liabilities, claims, costs and expenses, including reasonable attorneys' fees (collectively the "Losses"), arising out of, relating to or resulting from the breach by GTC of any of its representations, warranties and covenants contained within this Agreement.

(b) Subject to compliance by the applicable Indemnitee as defined below with its obligations set forth in Sections (d) and (e) hereof, BMS shall defend, indemnify and hold GTC, its affiliates and the respective directors, officers, employees and agents of GTC and its affiliates, harmless from and against any and all losses arising out of, relating to or resulting from the breach by BMS of any of its representations, warranties and covenants contained within this Agreement.

(c) "Indemnitor" means GTC with respect to Section (a) hereof and BMS with respect to Section (b) hereof. "Indemnitee" means any of BMS and its affiliates and the respective directors, officers, employees and agents of BMS with respect to Section (a) hereof and any of GTC and the respective directors, and agents of GTC and its affiliates with respect to Section (b) hereof.

(d) Notice, Promptly after receipt by an Indemnitee of written notice of the commencement of any suit, audit, demand, judgment, action, investigation or proceeding relating to a Loss (a "Third Party Action"), or promptly after an Indemnitee incurs a Loss or has knowledge of the existence of a Loss, such Indemnitee will, if a claim with respect thereto is to be made against Indemnitor due to Indemnitor's obligation to provide indemnification hereunder, give Indemnitor written notice of such Loss or the commencement of such Third Party Action; provided, however, the failure to provide such notice within a reasonable period of time shall not relieve Indemnitor of any of its obligations hereunder except to he extent it is prejudiced by such failure.


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(e)      Defense. Indemnitor shall control the defense and settlement of a Third
         Party Action, except that the applicable Indemnitee may assume such defense provided that the obligation of Indemnitor to pay the attorney's fees of such Indemnitee shall cease upon such election. Indemnitor shall not enter into any resolution or other compromise of such Third Party Action unless it (i) pays in cash or posts an adequate bond for the payment of the amount of such resolution or other compromise and obtains a complete release of the Indemnitee or (ii) obtains the prior written consent of the Indemnitee, which shall not be unreasonably withheld or delayed. If the Indemnitee defends such Third Party Action, such Indemnitee shall not enter into any resolution or other compromise of such Third Party Action unless such Indemnitee obtains the prior written consent of Indemnitor, which shall not be unreasonably withheld or delayed. The party defending the Third Party Action shall keep the other party informed on an ongoing basis of the status of such Third Party Action and shall deliver to such other party copies of all documents relating to the Third Party Action as the other party may reasonably request. The party assuming such defense shall receive from the other party all necessary and reasonable cooperation in the defense of a Third Party Action, including, but not limited to, the services of employees of such other party who are familiar with the events or circumstances out of which any such Third Party Action may have arisen.

GOOD LABORATORY PRACTICES

GTC shall conduct the Project in conformance with the current state of laboratory research art and in compliance with all laws, ordinances and governmental rules or regulations pertaining thereto.


ASSIGNABILITY

Neither this Agreement nor any right or obligation hereunder shall be assignable by GTC without the prior written consent of BMS, and any purported assignment without such consent shall be void.


INDEPENDENT CONTRACTORS

The relationship of the parties hereto is that of independent contractors and neither party shall hold itself out to third persons as purporting to act on behalf of, or serving as the agent of, the other party.


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WAIVER

No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition, or of any other term, provision or condition of this Agreement.


CONTINUING OBLIGATION

The termination or expiration of this Agreement shall not relieve either party of its obligations to the other party in respect of (a) the confidentiality or use of Confidential Information, (b) the parties' respective indemnification obligations described hereof and (c) any publication or presentation relating to the Project described hereof.


TERMS OF CONDITIONS

GTC will be bound to the terms of this proposal, including the cost to BMS for a period t least up until 20 March 1995. Both parties cause this Agreement to be executed in duplicate by their representatives duly authorized as of the date below.



Accepted on behalf of Bristol-Myers Squibb


Name /s/ MARILYN HARTIG                              Date 28-3-95
    --------------------------------------------         -----------------------
Designation   VP-External Science and Technology
           -------------------------------------

Accepted on behalf of Genzyme Transgenics Corporation


Name /s/ Steve Parkinson                             Date 10-3-95
    --------------------------------------------         -----------------------
Designation   Commercial Director
           -------------------------------------


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